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Exhibit 99.1

Labor Ready Announces Third Quarter Earnings
To Be in Line with Analysts' Estimates
Joe Sambataro Named President and CEO

    TACOMA, Wash., Sept. 24 /PRNewswire/—Labor Ready, Inc. (NYSE: LRW—news), the nation's leading provider of temporary manual labor, indicated today it expects to report revenue for the third-quarter ending September 28, 2001 to be in the range of $256 million to $259 million and earnings to be in line with analysts' estimates of $.18 to $.20 per share. The Company posted earnings of $0.19 per share in the third quarter of 2000.

    "We are pleased with the prospect of matching last year's third quarter earnings in this uncertain economy," says Steve Cooper, Labor Ready's Chief Financial Officer. The ability to produce consistent earnings in the face of declining revenue is due primarily to the consolidation of under-performing branch offices over the past year and good expense management in our operations."

    The company stated it would also provide further guidance regarding fourth quarter 2001 and fiscal 2002 estimates when Labor Ready releases third-quarter earnings on October 17, 2001.

    Labor Ready also reported that Dick King resigned for personal reasons as its President and Chief Executive Officer and from the company's board of directors. King will remain available to assist the company as needed.

    The Board of Directors has appointed Mr. Joseph P. Sambataro, Jr. to replace King as President and Chief Executive Officer. Sambataro has been a member of the board of directors since January 2000 and served as the company's Executive Vice President and Chief Financial Officer from August 1997 to March 2001. Prior to joining Labor Ready, Sambataro had served in senior management capacities in two international public accounting firms, as well as CEO of an environmental services company.

    Bob Sullivan, Chairman of the Board, said "I have been impressed with Joe's performance over his four years at Labor Ready. I am confident he will provide the needed leadership to continue and further advance Labor Ready as the leading provider of temporary manual labor. Joe has an in-depth knowledge of our company and the elements that make it successful and was a key member of management during our incredible growth years. He understands the importance of shareholder value and knows how to create that value."

    Based in Tacoma, Washington, Labor Ready is the nation's leading provider of temporary manual labor to the light industrial and business markets. Labor Ready operates more than 800 branch offices in 50 states, Canada, Puerto Rico, and the United Kingdom.

    This news release contains forward-looking statements, such as prevailing economic conditions, future revenue and earnings, the success of cost-control measures and other factors that may affect the Company's financial results and operations in the future. The Company's actual results are, however, subject to a number of risks, including (1) economic conditions in its key market areas; (2) the ability of Labor Ready to continue to expand and serve clients in the face of new and existing competition; (3) its ability to implement cost controls; and (4) other risks described in the Company's 2000 Form 10-K on file with the Securities and Exchange Commission.

    For further information please contact Steve Cooper, Chief Financial Officer, +1-253-680-8213, or Stacey Burke, Director of Public Relations, +1-253-680-8291, both of Labor Ready, Inc.

SOURCE: Labor Ready, Inc.

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Labor Ready Announces Third Quarter Earnings To Be in Line with Analysts' Estimates Joe Sambataro Named President and CEO